EXHIBIT 99.1

Somerset Hills Bancorp Reports 2013 First Quarter Earnings

BERNARDSVILLE, N.J., April 18, 2013 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), today reported first quarter net income of $402,000 for 2013, a 51.0% decline from the $820,000 earned in the first quarter of 2012. First quarter diluted earnings were $0.07 per share for 2013 and $0.15 per share for 2012. First quarter 2013 results include $419,000 of pretax expenses related to the pending merger with Lakeland Bancorp, Inc. ("Lakeland") and amount to $352,000 on an after-tax basis. Net income of the first quarter of 2013 excluding these merger-related expenses was $754,000, a decline of 8.0% from the same quarter of 2012. Excluding merger-related expenses, fully diluted net income per share for the first quarter of 2013 was $0.14, a 6.7% decrease from the first quarter of 2012.

Stewart E. McClure, Jr., President and CEO, noted, "The Company continues to be challenged by the difficult economic operating environment for banks. Our net interest margin along with that of our industry peers has been under duress as longer term assets reprice at increasingly lower levels and banks are hesitant to extend the maturities of their securities portfolios in anticipation of a rise in interest rates in the future. As expected, our first quarter results for 2013 were adversely affected by a significant rise in expenses related to our pending merger with Lakeland. While we look forward to the consummation of our merger with Lakeland, the Company remains focused on maintaining our excellent credit quality and disciplined approach to cost management."

Net Interest Income (Tax Equivalent Basis)

Fully taxable equivalent ("FTE") net interest income for the first three months of 2013 was $2.8 million, down $319,000 or 10.1%, from the $3.1 million earned in 2012. The decline in net interest income during 2013 was attributable to a 47 basis-point narrowing in first quarter net interest margin to 3.37% from 3.84% in the first quarter of 2012, partly offset by a 3.2% increase in average interest-earning assets to $340.2 million in 2013 from $329.6 million in 2012. The decline in the first quarter 2013 net interest margin was largely due to a $30.6 million decline in average securities to $23.1 million from $53.7 million in the first quarter of 2012 that led to a $29.9 million growth in average interest bearing deposits with banks to $70.2 million in the 2013 quarter from $40.3 million in the first quarter of 2012. The growth in average interest earning assets resulted from an $11.0 million increase in average loans to $243.5 million during the first quarter of 2013 versus $232.5 million in the same quarter of 2012.

Non-Interest Income

Non-interest income decreased $32,000 or 5.8% to $519,000 in the first quarter of 2013 from $551,000 in the first quarter of 2012, primarily due to a $41,000 decline in gains on sales of residential loans at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank, partially offset by a $9,000 increase in deposit service fees to $80,000 in the first quarter of 2013 from $71,000 in the first three months of 2012. A decline in Sullivan's origination volume was primarily responsible for the decline in mortgage banking income.

Non-Interest Expense

Non-interest expense increased 10.4% to $2.6 million for the first quarter of 2013 from $2.3 million for the same period of 2012. Included in non-interest expense in the first quarter of 2013 were merger‑related expenses of $419,000. Excluding these merger-related expenses, adjusted non-interest expense decreased by $177,000 or 7.6% to $2.1 million for the three months of 2013 from $2.3 million in the first quarter of 2012. The decline in operating expenses was primarily due to decreases in personnel, office-related and other non-interest expenses.  Management continues to proactively manage its expense containment efforts.

Provision for Income Taxes

The Company recorded first quarter income tax provisions of $317,000 for 2013 and $438,000 for 2012.  The effective tax rates were 44.1% and 34.8% for the first quarter of 2013 and 2012, respectively.  The increase in the effective tax rates for the first three months of 2013 over the same period of 2012 was primarily due to the impact of the merger-related expenses. If both taxable income and the income tax provision for the first quarter 2013 were adjusted to exclude the impact of merger-related costs, the adjusted effective tax rate would be 33.7%.

Asset Quality

The first quarter provision for loan losses was $25,000 in 2013 versus $75,000 for 2012.  A net recovery of $9,000 was recorded in the first quarter of 2013, while net charge-offs of $56,000 were recorded in the first quarter of last year.  The allowance for loan losses amounted to $3.2 million, or 1.30% of total loans, at March 31, 2013; $3.2 million, or 1.31% of total loans, at December 31, 2012; and $3.0 million, or 1.30% of total loans at March 31, 2012.

Non-accrual loans at March 31, 2013 were $746,000, representing 0.30% of total loans, and $136,000, or 0.06% of total loans at March 31, 2012. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.21% at March 31, 2013 and 0.04% at March 31, 2012. The Company had no OREO at both March 31, 2013 and 2012 and troubled debt restructured loans ("TDRs") were $2.3 million and $343,000 at March 31, 2013 and 2012, respectively. Loans past due 90 days or more and still accruing amounted to $416,000 at March 31, 2013 compared with none at March 31, 2012. As of March 31, 2013, the Company had $205,000 in loans delinquent 30 to 89 days, representing 0.08% of total loans, versus $854,000, or 0.37%, of total loans at March 31, 2012.

Financial Ratios

As of March 31, 2013, the Company's tangible common equity ratio and tangible book value per share were 11.74% and $7.78, respectively. As of March 31, 2012, the Company's tangible common equity ratio and tangible book value per share were 11.84% and $7.63, respectively.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended March 31,
($ in thousands, except per share data)	2013	2012
Income Statement Data:
Net interest income	$ 2,784	$ 3,099
Provision for loan losses	25	75
Net interest income after loan loss provision	2,759	3,024
Non-interest income	519	551
Non-interest expense	2,559	2,317
Income before income taxes	719	1,258
Income tax expense	317	438
Net income	$ 402	$ 820
Diluted earnings per share	$ 0.07	$ 0.15
Balance Sheet Data:
At period end
Total assets	$ 355,927	$ 343,690
Loans, net	242,230	228,776
Loans held for sale	2,557	1,495
Allowance for loan losses	3,192	3,001
Investment securities held to maturity	9,354	9,936
Investment securities held for sale	12,982	42,177
Deposits	307,541	294,273
Borrowings	5,500	7,500
Shareholders' equity	41,781	40,690
Book value per share	7.78	7.63
Tangible common equity ratio	11.74%	11.84%
Average for the period
Loans	$ 243,463	$ 232,507
Interest-earning assets	340,167	329,618
Total assets	360,606	350,749
Shareholders' equity	41,984	40,957
Diluted shares outstanding (in thousands)	5,454	5,381

Performance Ratios/Amounts:
Return on average assets	0.45%	0.94%
Return on average equity	3.88%	8.05%
Fully taxable equivalent net interest margin	3.37%	3.84%
Efficiency ratio*	64.0%	62.7%
Fully taxable equivalent net interest income	$ 2,827	$ 3,146

Asset Quality:
Net charge-offs (recoveries)	$ (9)	$ 56
At period end
Nonaccrual loans	746	136
OREO property	--	--
Total nonperforming assets	746	136
Loans past due 90 days or more and still accruing	416	--
Troubled debt restructured loans	2,255	343
Loans past due 30 to 89 days and still accruing	205	854
Nonaccrual loans to total loans	0.30%	0.06%
Nonperforming assets to total assets	0.21%	0.04%
Allowance for loan losses to total loans	1.30%	1.30%
Allowance as a % of nonperforming loans	428%	2207%

* Represents non-interest expense excluding merger-related costs divided by the sum of fully taxable equivalent net interest income and non-interest income excluding any investment securities gains or losses for the period.

SOMERSET HILLS BANCORP
Statement of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended March 31,
	2013	2012
INTEREST INCOME

Loans, including fees	$ 2,793	$ 3,026
Investment securities	181	403
Interest bearing deposits with other banks	45	26
Total interest income	3,019	3,455

INTEREST EXPENSE
Deposits	188	290
Federal Home Loan Bank advances	47	66
Total interest expense	235	356

Net Interest Income	2,784	3,099

PROVISION FOR LOAN LOSSES	25	75

Net Interest Income after Provision for Loan Losses	2,759	3,024

NON-INTEREST INCOME
Service fees on deposit accounts	80	71
Gains on sales of mortgage loans, net	266	307
Bank owned life insurance	66	67
Other income	107	106
Total Non-Interest Income	519	551

NON-INTEREST EXPENSE
Salaries and employee benefits	1,253	1,367
Occupancy expense	347	349
Advertising and business promotions	30	29
Printing, stationery and supplies	18	45
Data processing	133	131
Merger-related costs	419	--
Other operating expense	359	396
Total Non-Interest Expense	2,559	2,317

Income before Provision for Taxes	719	1,258

PROVISION FOR INCOME TAXES	317	438

Net income	$ 402	$ 820

Diluted earnings per common share	$ 0.07	$ 0.15

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS

Cash and due from banks	$ 4,977	$ 7,544
Interest bearing deposits at other banks	65,475	75,127
Total cash and cash equivalents	70,452	82,671

Interest bearing deposits in other financial institutions	775	775
Loans held for sale	2,557	6,977
Investment securities held to maturity (Approximate market value
of $9,587 in 2013 and $9,186 in 2012)	9,354	8,900
Investments available for sale	12,982	13,370
Restricted stock, at cost	743	743

Loans receivable	245,422	241,911
Less allowance for loan losses	(3,192)	(3,158)

Net loans receivable	242,230	238,753

Premises and equipment, net	4,834	4,868
Bank owned life insurance	8,311	8,245
Accrued interest receivable	978	1,036
Prepaid expenses	775	790
Other assets	1,936	1,802

Total assets	$ 355,927	$ 368,930

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits - demand	$ 82,817	$ 87,279
Interest bearing deposits
NOW, money market and savings	192,154	198,595
Certificates of deposit, under $100,000	16,852	17,799
Certificates of deposit, $100,000 and over	15,718	16,514
Total deposits	307,541	320,187

Federal Home Loan Bank advances	5,500	5,500
Other liabilities	1,105	1,395

Total liabilities	314,146	327,082

STOCKHOLDERS' EQUITY
Preferred stock - 1,000,000 shares authorized, none issued	--	--
Common stock - authorized 9,000,000 shares
of no par value;issued and outstanding, 5,370,000
shares in 2013 and 5,369,673 shares in 2012	37,156	37,143
Retained earnings	4,306	4,333
Accumulated other comprehensive income	319	372

Total stockholders' equity	41,781	41,848

Total liabilities and stockholders' equity	$ 355,927	$ 368,930
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         Alfred J. Soles
         Executive VP & CFO
         908.630.5018